KINGSTONE

FOR IMMEDIATE RELEASE

CORRECTING and REPLACING Kingstone Announces 2018 First Quarter Financial Results and 2018 Guidance

Company to Host Conference Call on May 10, 2018 at 8:30 a.m. ET

May 9, 2018

KINGSTON, N.Y.—(BUSINESS WIRE)—Headline of release should read: "**Kingstone Announces 2018 First Quarter Financial Results and 2018 Guidance**" (The release incorrectly referred to "2019 Guidance").

The corrected release reads:

Kingstone Announces 2018 First Quarter Financial Results and 2018 Guidance

Company to Host Conference Call on May 10, 2018 at 8:30 a.m. ET

Kingston, NY — May 9, 2018 – Kingstone Companies, Inc. (Nasdaq: KINS) (the "Company" or "Kingstone"), a multi-line property and casualty insurance holding company, today announced its financial results for the quarter ended March 31, 2018.

Financial and Operational Highlights

2018 First Quarter

(All results are compared to prior year period unless otherwise noted)

- Direct written premiums[1] increased 20.7%; Personal lines grew by 27.6%.
- Net premiums earned increased 39.5% to $22.8 million.
- Net investment income increased 61.3% to $1.4 million.
- First quarter net catastrophe losses, including associated loss adjustment expenses and decrease in contingent ceding commissions, are now estimated at $4.6 million after taxes.
- Net loss ratio of 75.6% compared to 50.7%. Net loss ratio, excluding Q1 2018 catastrophe losses[1], of 51.3% compared to 50.7%.
- Net operating income[1] decreased to a loss of ($2.3 million) or ($0.22) per diluted share from a gain of $1.5 million or $0.15 per diluted share.
- Net income decreased to a loss of ($2.7 million) or ($0.25) per diluted share from a gain of $1.5 million or $0.15 per diluted share.
- Net combined ratio of 114.3% compared to 85.2%. Net combined ratio, excluding Q1 2018 catastrophe losses[1], of 88.7% compared to 85.2%.
- Book value per share of $8.27, down $.02 from March 31, 2017 and down $.63 from December 31, 2017.

(1) This measure is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" below.

Quarterly Dividend of $0.10 per share
The Company announced that its Board of Directors declared a quarterly dividend of $.10 per share payable on June 15, 2018 to stockholders of record at the close of business on May 31, 2018. This is our 28th consecutive quarterly dividend.

Annual Meeting of Stockholders
The Company also announced that the 2018 Annual Meeting of Stockholders will be held on Wednesday, August 8, 2018 at 9:00 A.M. at 15 Joys Lane, Kingston, New York. Stockholders of record as of the close of business on June 13, 2018 will be entitled to vote at the Annual Meeting.

Management Commentary

Barry Goldstein, Kingstone's Chairman and CEO, commented "Running the risk of being the master of the obvious, that was one long cold winter, far worse than any of the other twelve I've experienced as Kingstone's Chairman. But, while the losses were elevated, mostly due to the early January deep freeze, our core business remains highly profitable and growing.

Excluding the catastrophe losses which added 25.6 points, our first quarter underlying combined ratio was a very solid 88.7%. Catastrophe losses reduced Net Operating Income by $0.39 per diluted share. Net Operating Income per diluted share, excluding the catastrophe losses, was $0.17. Looking back to Q1 2017, when there was a mild winter and no catastrophe losses incurred, the Net Operating Income per diluted share was $0.15.

Premiums continued to grow in the first quarter, with Direct Written Premium growth of 20.7%, driven by growth in Personal Lines of 27.6%. Recall that we signed a two year quota share treaty effective July 1, 2017, with the ceding percentage reduced from 40% to 20%. Couple this with our organic growth and the result is an increase in net earned premiums of almost 40%. As we deliberately deploy the proceeds of our December 2017 debt offering, investment income increased in Q1 by more than 61% over the prior year."

Dale Thatcher, Kingstone's Chief Operating Officer, continued, "This series of winter storms, though more severe than average, were in line with what you have to expect in this business. It's a reminder why people need our product. As Barry indicated, this was probably the worst winter weather losses we've suffered in the last ten years, but in spite of that we still expect to achieve a combined ratio, excluding cat losses, of between a 79% and 85% for the full year and cat losses of between 5 points and 7.5 points on the combined ratio for the full year."

Ben Walden, Kingstone's EVP and Chief Actuary, commented, "Beginning this year, Kingstone has changed its definition of a catastrophe event to more closely align with the definition used by other major carriers. Going forward, Kingstone will define catastrophe losses as those associated with an event that is assigned a catastrophe number by the Property Claim Services (PCS) unit of ISO (Insurance Services Office). Kingstone experienced three such events in the first quarter that were first disclosed in mid-March.

Kingstone's initial estimate of the net after-tax impact from the three winter catastrophe events was conservatively stated at between $5 million and $7 million. Since the initial disclosure, the impact from the two March storms has emerged to be less than originally anticipated. At present, the expected total pre-tax net impact from the three events is $5.9 million, or $4.6 million after tax.

Apart from the winter catastrophe events, underlying results remained solid. Kingstone continued to observe favorable prior year claim emergence with 0.4 points of favorable loss development recorded during the quarter."

Financial Highlights Table

Financial Highlights ($ in thousands except per share data)	Three Months Ended March 31, 2018	 2017	 % Change
Direct written premiums*	$ 31,526	$ 26,125	20.7%
Net written premiums*	$ 23,700	$ 16,734	41.6%
Net premiums earned	$ 22,838	$ 16,370	39.5%
Total ceding commission revenue	$ 1,695	$ 3,184	-46.8%
Net investment income	$ 1,384	$ 858	61.3%
U.S. GAAP Net income (loss)	$ (2,718)	$ 1,471	-284.8%
U.S. GAAP Diluted Earnings Per Share	$ (0.25)	$ 0.15	-266.7%
Comprehensive income (loss)	$ (4,795)	$ 1,853	-358.8%
Net operating income (loss)*	$ (2,305)	$ 1,507	-253.0%
Net operating income (loss) per diluted share*	$ (0.22)	$ 0.15	-246.7%
Return on average equity (annualized)	-11.9%	8.1%	-20 pts
Net loss ratio	75.6%	50.7%	24.9 pts
Net underwriting expense ratio	38.7%	34.5%	4.2 pts
Net combined ratio	114.3%	85.2%	29.1 pts
Effect of catastrophes on net combined ratio	25.6 pts	0 pts	25.6 pts
Net combined ratio excluding the effect of catastrophes*	88.7%	85.2%	3.5 pts

* These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures."

2018 First Quarter Financial Review

Net Income:

Net income decreased 284.8% to a net loss of $(2.72) million during the three month period ended March 31, 2018, compared to net income $1.47 million in the prior-year period. The net loss, as compared to the prior year net income, can be attributed primarily to a 24.9 point increase in the net loss ratio. There was a 39.5% increase in net premiums earned, which partially offset the increase in net loss ratio, reducing the net loss.

Earnings per share:

Kingstone reported a loss of $(0.25) per diluted share for the three months ended March 31, 2018, compared to $0.15 earnings per diluted share for the three months ended March 31, 2017. Earnings per diluted share for the three month periods ended March 31, 2018 and March 31, 2017 was based on 10.67 million and 9.85 million weighted average diluted shares outstanding, respectively.

Direct Written Premiums[1], Net Written Premiums[1] and Net Premiums Earned:

Direct written premiums[1] for the first quarter of 2018 were $31.5 million, an increase of 20.7% from $26.1 million in the prior year period. The increase is attributable to a 19.3% increase in the total number of policies in-force as of March 31, 2018 as compared to March 31, 2017, driven by growth in personal lines resulting from the A.M. Best rating upgrade. In 2017, we started writing Homeowners' policies in New Jersey and Rhode Island which also contributed to growth in personal lines.

(1) These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measures in "Information Regarding Non-GAAP Measures" below.

Net written premiums[1] increased 41.6% to $23.7 million during the three month period ended March 31, 2018 from $16.7 million in the prior year period. The increase was due to growth and the reduction of our personal lines quota share reinsurance rate to 20% on July 1, 2017, from the prior rate of 40%.

Net premiums earned for the quarter ended March 31, 2018 increased 39.5% to $22.8 million, compared to $16.4 million in the quarter ended March 31, 2017. The increase is due to growth and the reduction of our personal lines quota share reinsurance rate to 20% on July 1, 2017, from the prior rate of 40%.

Net Loss Ratio:
For the quarter ended March 31, 2018, the Company's net loss ratio was 75.6% compared to 50.7% in the prior period. The first quarter 2018 net loss ratio increased due to an increase in the impact of catastrophe losses from severe winter weather. The core loss ratio excluding the impact of catastrophes and prior year loss development remained approximately constant compared to the prior period.

Net Underwriting Expense Ratio:
For the quarter ended March 31, 2018, the net underwriting expense ratio was 38.7% as compared to 34.5% in the prior year period. The increase of 4.2 percentage points was largely due to a decrease in ceding commission revenue resulting from both the reduction of our personal lines quota share reinsurance rate to 20% on July 1, 2017, from the prior rate of 40%, and from a $0.3 million decrease in contingent ceding commissions due to catastrophes.

The change in quota share rates results in a significant decrease in ceding commission revenue and an increase in net premiums earned. We refer to our New York business as "Core"[1] and the business in newly licensed states as "Expansion". The inception of our Expansion business in 2017 creates a lag in net premiums earned related to that business. This lag and the changes to quota share rates distort net underwriting expense ratio comparisons between periods. Therefore, we believe that utilizing the ratio of Core other underwriting expenses[1] to Core direct written premiums[1] offers a more consistent comparison between periods. The Core other underwriting expense ratio excludes start-up expenses related to Expansion business. The ratio of Core other underwriting expenses to Core direct written premiums remained consistent between the three months ended March 31, 2018 and the prior year period (see table below).

The table below details the ratio of Core other underwriting expenses to Core direct written premiums:

	Three months ended March 31,		$ or Point
	2018	2017	Change
Core direct written premiums(1)	$ 30,629	$ 26,125	$ 4,504
Core other underwriting expenses(1) as a percentage of Core direct written premiums			
Employment costs	6.47%	6.61%	-0.14%
IT expenses	1.22%	1.22%	0.00%
Underwriting expenses	1.66%	1.59%	0.07%
State premium taxes	2.36%	2.38%	-0.02%
Professional fees	0.89%	0.80%	0.09%
Other expenses	1.76%	2.09%	-0.33%
State regulatory fees	0.80%	0.55%	0.25%
Total	15.16%	15.24%	-0.08%

(1) This measure is not based on GAAP and is defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" below.

Net Combined Ratio:
Kingstone's net combined ratio was 114.3% for the three month period ended March 31, 2018, compared to 85.2% for the prior year period.

Balance Sheet / Investment Portfolio
Kingstone's cash and investment holdings were $184.2 million at March 31, 2018 compared to $138.9 million at March 31, 2017. The Company's investment holdings are comprised primarily of investment grade corporate, mortgage-backed and municipal securities, with fixed income investments representing approximately 89.0% of total investments at March 31, 2018 and 91.3% at March 31, 2017. The Company's effective duration on its fixed-income portfolio is 5.1 years.

Net investment income increased 61.3% to $1.4 million for the first quarter of 2018 from $858,000 in the prior year period, largely due to an increase in invested assets. The purchase of higher rated securities has led to a reduction in the pre-tax equivalent investment yield on estimated annual income, excluding cash, to 3.38% at March 31, 2018 as compared to 4.03% as of March 31, 2017.

Accumulated Other Comprehensive Income/Loss (AOCI), net of tax
As of March 31, 2018, AOCI was $(1.39) million compared to $0.46 million at March 31, 2017.

Book Value
The Company's book value per share at March 31, 2018 was $8.27 a decrease of 0.2% compared to $8.29 at March 31, 2017.

	31-Mar-18	31-Dec-17	30-Sep-17	30-Jun-17	31-Mar-17
Book Value Per Share	$ 8.27	$ 8.90	$ 8.83	$ 8.50	$ 8.29
% Decrease from specified period to 3/31/2018		*-7.1%*	*-6.3%*	*-2.7%*	*-0.2%*

Conference Call Details

Management will discuss the Company's operations and financial results in a conference call on Thursday, May 10, 2018, at 8:30 a.m. ET.

The dial-in numbers are:
(877) 407-3105 (U.S.)
(201) 493-6794 (International)

Accompanying Webcast

The call will be simultaneously webcast over the Internet via the Kingstone website or by clicking on the conference call link:
https://78449.themediaframe.com/dataconf/productusers/kins/mediaframe/23936/indexl.html
The webcast will be archived and accessible for approximately 30 days.

Information Regarding Non-GAAP Measures

Direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period.

Core direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in New York.

Expansion direct written premiums - represents the total premiums charged on policies issued by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York).

Net written premiums - represents direct written premiums less premiums ceded to reinsurers.

Net premiums earned - is the GAAP measure most closely comparable to direct written premiums and net written premiums. Management uses direct written premiums and net written premiums, along with other measures, to gauge the Company's performance and evaluate results. Direct written premiums and net written premiums are provided as supplemental information, are not a substitute for net premiums earned and do not reflect the Company's net premiums earned.

Core other underwriting expenses - represents the total other underwriting expenses incurred by the Company during the respective fiscal period from its business located in New York.

Expansion other underwriting expenses - represents the total other underwriting expenses incurred by the Company during the respective fiscal period from its business located in newly licensed states (i.e., outside New York).

The table below details the direct written premiums, net written premiums, and net premiums earned for the periods indicated:

	For the Three Months Ended March 31,			
	2018	2017	$ Change	% Change
(000's except percentages)				
Direct and Net Written Premiums Reconciliation:				
Direct written premiums	$ 31,526	$ 26,125	$ 5,401	20.7 %
Assumed written premiums	-	4	(4)	(100.0) %
Ceded written premiums	(7,826)	(9,395)	1,569	(16.7) %
Net written premiums	23,700	16,734	6,966	41.6 %
Change in unearned premiums	(862)	(364)	(498)	136.8 %
Net premiums earned	**$ 22,838**	**$ 16,370**	**$ 6,468**	**39.5 %**

The table below details the Core direct written premiums, Expansion direct written premiums, and direct written premiums for the periods indicated:

	For the Three Months Ended March 31,			
	2018	2017	$ Change	% Change
(000's except percentages)				
Core and Expansion Direct Written Premiums Reconciliation:				
Core direct written premiums	$30,629	$26,125	$ 4,504	17.2 %
Expansion direct written premiums	897	-	897	na %
Direct written premiums	$31,526	$26,125	$ 5,401	20.7 %

The tables below detail the Core other underwriting expenses, Expansion other underwriting expenses, and other underwriting expenses, and the ratio of Core other underwriting expenses to Core direct written premiums, for the periods indicated:

	For the Three Months Ended March 31,			
	2018	2017	$ Change	% Change
(000's except percentages)				
Core and Expansion Other Underwriting Expenses Reconciliation:				
Core other underwriting expenses	$ 4,642	$ 3,982	$ 660	16.6 %
Expansion other underwriting expenses	390	230	160	69.6 %
Other underwriting expenses	$ 5,032	$ 4,212	$ 820	19.5 %
Ratio of Core other underwriting expenses to Core direct written premiums reconciliation:				
Other underwriting expenses	$ 5,032	$ 4,212	$ 820	19.5 %
Direct written premiums	$ 31,526	$ 26,125	$ 5,401	20.7 %
Ratio of other underwriting expenses to direct written premiums	15.96%	16.12%	-0.16%	(1.0) %
Other underwriting expenses	$ 5,032	$ 4,212	$ 820	19.5 %
Expansion other underwriting expenses	390	230	160	69.6 %
Core other underwriting expenses	$ 4,642	$ 3,982	$ 660	16.6 %
Direct written premiums	$ 31,526	$ 26,125	$ 5,401	20.7 %
Expansion direct written premiums	897	-	897	na %
Core direct written premiums	$ 30,629	$ 26,125	$ 4,504	17.2 %
Ratio of Core other underwriting expenses to Core direct written premiums	15.16%	15.24%	-0.08%	(0.5) %

<u>**Net operating income**</u> - is net income exclusive of realized investment gains, net of tax. Net income is the GAAP measure most closely comparable to net operating income.

<u>**Operating return on average common equity**</u> - is net operating income divided by average common equity. Return on average common equity is the GAAP measure most closely comparable to operating return on average common equity.

Management uses net operating income and operating return on average common equity, along with other measures, to gauge the Company's performance and evaluate results, which can be skewed when including realized investment gains, which may vary significantly between periods. Net operating income and operating return on average common equity are provided as supplemental information, are not a substitute for net income or return on average common equity and do not reflect the Company's overall profitability or return on average common equity.

The following table reconciles the net operating income to net income and the operating return on average common equity to return on average common equity for the periods indicated:

(000's except per common share amounts and percentages)	Three Months Ended March 31, 2018 Amount	Three Months Ended March 31, 2018 Diluted earnings per common share	Three Months Ended March 31, 2017 Amount	Three Months Ended March 31, 2017 Diluted earnings per common share
Net Operating Income and Diluted Earnings per Common Share Reconciliation:				
Net income (loss)	**$ (2,718)**	**$ (0.25)**	**$ 1,471**	**$ 0.15**
Net realized loss on investments	523		55	
Less tax benefit on net realized loss	110		19	
Net realized loss on investments, net of taxes	413	**$ 0.04**	36	$ -
Net operating income (loss)	**$ (2,305)**	**$ (0.22)**	**$ 1,507**	**$ 0.15**
Weighted average diluted shares outstanding	10,669,992		9,848,494	
Operating Return on Average Common Equity (Annualized for Quarterly Periods) Reconciliation:				
Net income (loss)	**$ (2,718)**		**$ 1,471**	
Average common equity	$ 91,369		$ 72,389	
Return on average common equity (annualized for quarterly periods)	**-11.9%**		**8.1%**	
Net realized loss on investments, net of taxes	$ 413		$ 36	
Average common equity	$ 91,369		$ 72,389	
Effect of net realized loss on investments, net of taxes, on return on average common equity (annualized for quarterly periods)	1.8%		0.2%	
Net operating income (loss)	**$ (2,305)**		**$ 1,507**	
Average common equity	$ 91,369		$ 72,389	
Operating return on average common equity (annualized for quarterly periods)	**-10.1%**		**8.3%**	

<u>Net combined ratio excluding the effect of catastrophes</u> - is a non-GAAP ratio, which is computed as the difference between GAAP net combined ratio and the effect of catastrophes on the net combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our business that may be obscured by catastrophe losses. Catastrophe losses can cause our results to vary significantly between periods depending on their frequency and magnitude, and can have a significant impact on the net combined ratio. We believe it is useful for investors to evaluate this component separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the net combined ratio. The net combined ratio excluding the effect of catastrophes should not be considered a substitute for the net combined ratio and does not reflect the Company's net combined ratio.

The following table reconciles the net combined ratio excluding the effects of catastrophes to the net combined ratio for the periods indicated:

	For the Three Months Ended March 31,			
	2018	2017	Percentage Point Change	
Net Combined Ratio Excluding the Effect of Catastrophes Reconciliation:				
Net combined ratio excluding the effect of catastrophes	**88.7%**	**85.2%**	**3.5**	**pts**
Effect of catastrophe losses				
Net loss and loss adjustment expenses	24.3%	0.0%	24.3	pts
Net underwriting expense ratio	1.3%	0.0%	1.3	pts
Total effect of catastrophe losses	25.6%	0.0%	25.6	pts
Net combined ratio	**114.3%**	**85.2%**	**29.1**	**pts**

The following table reconciles net operating income and diluted operating earnings per share exclusive of catastrophe financial impact to net operating income (loss) and diluted operating earnings per share for the periods indicated:

	For the Three Months Ended March 31,			
	2018		2017	
	Amount	Diluted earnings per common share	Amount	Diluted earnings per common share
(000's except per common share amounts)				
Net Operating Income and Diluted Operating Earnings per Share Exclusive of Catastrophe Financial Impact:				
Net operating income (loss)	**$ (2,305)**	**$ (0.22)**	**$ 1,507**	**$ 0.15**
Catastrophe financial impact				
Ceding commission revenue	334		-	
Total expenses	4,872		-	
Income from operations before taxes	5,206		-	
Income tax expense	1,093		-	
Total catastrophe financial impact	4,113	$ 0.39	-	$ -
Net operating income exclusive of catastrophe financial impact	**$ 1,808**	**$ 0.17**	**$ 1,507**	**$ 0.15**
Weighted average diluted shares outstanding	10,669,992		9,848,494	

About Kingstone Companies, Inc.

Kingstone is a property and casualty insurance holding company whose principal operating subsidiary, Kingstone Insurance Company, is domiciled in the State of New York. Kingstone is a multi-line property and casualty insurance company writing business exclusively through independent retail and wholesale agents and brokers. Kingstone is licensed to write insurance policies in New York, New Jersey, Pennsylvania, Connecticut, Massachusetts, Rhode Island, Maine, and Texas. Kingstone offers property and casualty insurance products to individuals and small businesses in New York, New Jersey, Rhode Island and Pennsylvania.

Forward-Looking Statement

Statements in this press release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in Kingstone's filings with the Securities and Exchange Commission, including its latest Annual Report filed with the Securities and Exchange Commission on Form 10-K. Kingstone undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:
Kingstone Companies, Inc.
Amanda M. Goldstein
Investor Relations Director
(516) 960-1319

The following table summarizes gross and net written premiums[1], net premiums earned, and loss and loss adjustment expenses by major product type, which were determined based primarily on similar economic characteristics and risks of loss.

	For the Three Months Ended March 31,	
	2018	2017
Gross premiums written(1):		
Personal lines	$ 24,825,452	$ 19,461,972
Commercial lines	4,286,391	3,584,054
Livery physical damage	2,354,070	3,026,483
Other(2)	60,706	57,386
Total	$ 31,526,619	$ 26,129,895
Net premiums written (1):		
Personal lines	$ 17,443,911	$ 10,466,368
Commercial lines	3,852,371	3,202,565
Livery physical damage	2,354,070	3,026,483
Other(2)	50,032	38,889
Total	$ 23,700,384	$ 16,734,305
Net premiums earned:		
Personal lines	$ 17,040,256	$ 10,690,583
Commercial lines	3,229,970	2,842,580
Livery physical damage	2,520,684	2,792,347
Other(2)	46,707	44,238
Total	$ 22,837,617	$ 16,369,748
Net loss and loss adjustment expenses:		
Personal lines	$ 12,961,206	$ 5,352,112
Commercial lines	2,449,598	1,528,796
Livery physical damage	1,164,081	965,522
Other(2)	58,674	(52,074)
Unallocated loss adjustment expenses	632,771	498,640
Total	$ 17,266,330	$ 8,292,996
Net loss ratio:		
Personal lines	76.1%	50.1%
Commercial lines	75.8%	53.8%
Livery physical damage	46.2%	34.6%
Other(2)	125.6%	-117.7%
Total	75.6%	50.7%

1. These measures are not based on GAAP and are defined and reconciled to the most directly comparable GAAP measure in "Information Regarding Non-GAAP Measures" above.
2. "Other" includes, among other things, premiums and loss and loss adjustment expenses from our participation in a mandatory state joint underwriting association and loss and loss adjustment expenses from commercial auto.

Condensed Consolidated Statements of Operations and Comprehensive Income (Loss) (Unaudited)

Three months ended March 31,	2018	2017
Revenues		
Net premiums earned	$ 22,837,617	$ 16,369,748
Ceding commission revenue	1,695,158	3,184,452
Net investment income	1,383,989	857,800
Net losses on investments	(523,127)	(54,506)
Other income	308,233	289,700
Total revenues	25,701,870	20,647,194
Expenses		
Loss and loss adjustment expenses	17,266,330	8,292,996
Commission expense	5,799,948	4,888,978
Other underwriting expenses	5,031,503	4,212,417
Other operating expenses	246,858	755,804
Depreciation and amortization	409,431	318,698
Interest expense	456,545	-
Total expenses	29,210,615	18,468,893
(Loss) income from operations before taxes	(3,508,745)	2,178,301
Income tax (benefit) expense	(790,811)	707,721
Net (loss) income	(2,717,934)	1,470,580
Other comprehensive (loss) income, net of tax		
Gross change in unrealized (losses) gains on available-for-sale-securities	(2,873,479)	524,822
Reclassification adjustment for losses included in net income	243,773	54,506
Net change in unrealized (losses) gains	(2,629,706)	579,328
Income tax benefit (expense) related to items of other comprehensive (loss) income	552,238	(196,972)
Other comprehensive (loss) income, net of tax	(2,077,468)	382,356
Comprehensive (loss) income	$ (4,795,402)	$ 1,852,936
(Loss) earnings per common share:		
Basic	$ (0.25)	$ 0.15
Diluted	$ (0.25)	$ 0.15
Weighted average common shares outstanding		
Basic	10,669,992	9,663,751
Diluted	10,669,992	9,848,494
Dividends declared and paid per common share	$ 0.1000	$ 0.0625

Condensed Consolidated Balance Sheets

	March 31, 2018 (unaudited)	December 31, 2017
Assets		
Fixed-maturity securities, held-to-maturity, at amortized cost (fair value of $5,062,065 at March 31, 2018 and $5,150,076 at December 31, 2017)	$ 4,870,271	$ 4,869,808
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $130,912,757 at March 31, 2018 and $119,122,106 at December 31, 2017)	129,149,201	119,988,256
Equity securities, at fair value (cost of $16,383,342 at March 31, 2018 and $13,761,841at December 31, 2017)	16,600,485	14,286,198
Other investments	2,027,860	-
Total investments	152,647,817	139,144,262
Cash and cash equivalents	31,594,167	48,381,633
Investment subscription receivable	-	2,000,000
Premiums receivable, net	13,065,874	13,217,698
Reinsurance receivables, net	31,895,480	28,519,130
Deferred policy acquisition costs	15,130,213	14,847,236
Intangible assets, net	925,000	1,010,000
Property and equipment, net	5,132,755	4,772,577
Other assets	4,020,365	2,655,527
Total assets	$ 254,411,671	$ 254,548,063
Liabilities		
Loss and loss adjustment expense reserves	$ 56,272,113	$ 48,799,622
Unearned premiums	66,654,632	65,647,663
Advance premiums	2,216,603	1,477,693
Reinsurance balances payable	3,017,734	2,563,966
Deferred ceding commission revenue	4,347,812	4,266,412
Accounts payable, accrued expenses and other liabilities	4,501,593	7,487,654
Deferred income taxes	77,031	600,342
Long-term debt, net	29,163,116	29,126,965
Total liabilities	166,250,634	159,970,317
Commitments and Contingencies		
Stockholders' Equity		
Preferred stock, $.01 par value; authorized 2,500,000 shares	-	-
Common stock, $.01 par value; authorized 20,000,000 shares; issued 11,679,334 shares at March 31, 2018 and 11,618,646 at December 31, 2017; outstanding 10,666,665 shares at March 31, 2018 and 10,631,837 shares at December 31, 2017	116,793	116,186
Capital in excess of par	68,163,744	68,380,390
Accumulated other comprehensive (loss) income	(1,391,063)	1,100,647
Retained earnings	23,780,756	27,152,822
	90,670,230	96,750,045
Treasury stock, at cost, 1,012,669 shares at March 31, 2018 and 986,809 shares at December 31, 2017	(2,509,193)	(2,172,299)
Total stockholders' equity	88,161,037	94,577,746
Total liabilities and stockholders' equity	$ 254,411,671	$ 254,548,063